Exhibit 10.1

SEVENTH AMENDMENT TO THE
AGREEMENT OF LIMITED PARTNERSHIP OF
CHIRON REAL ESTATE LP

DESIGNATION OF 6.00% SERIES C CONVERTIBLE
PREFERRED UNITS
May 28, 2026

Pursuant to Sections 4.02 and 11.01 of the Agreement of Limited Partnership of Chiron Real Estate LP (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of up to 1,000,000 shares of 6.00% Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) of the Parent REIT and the issuance to the Parent REIT of Series C Preferred Units (as defined below) in exchange for the contribution by the Parent REIT of the net proceeds from the issuance and sale of the Series C Preferred Stock:

1.            Designation and Number. A series of Preferred Units (as defined below), designated the “6.00% Series C Convertible Preferred Units” (the “Series C Preferred Units”), is hereby established. The number of authorized Series C Preferred Units shall be 1,000,000.

2.             Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the Parent REIT filed with the State Department of Assessments and Taxation of the State of Maryland, designating the terms, rights and preferences of the Series C Preferred Stock.

“Base Liquidation Preference” means, with respect to each Series C Preferred Unit, an amount equal to one hundred dollars ($100) per Series C Preferred Unit.

“Business Day” shall have the meaning provided in the Articles Supplementary.

“Close of Business” shall have the meaning provided in the Articles Supplementary.

“Common Stock” means shares of the Parent REIT’s common stock, par value $0.001 per share.

“Common Unit Change Event” shall have the meaning provided in Section 10(a).

“Conversion Consideration” shall have the meaning provided in the Articles Supplementary.

“Conversion Date” shall have the meaning provided in the Articles Supplementary.

“Defaulted Regular Distributions” shall have the meaning provided in Section 5(a)(i).

“Distribution Record Date” means March 15, June 15, September 15, and December 15 immediately preceding the applicable Series C Preferred Dividend Payment Date.

“Dividend Payment Date” shall have the meaning provided in the Articles Supplementary.

“Initial Issue Date” shall have the meaning provided in the Articles Supplementary.

“Investment Agreement” means that certain Investment Agreement, dated as of May 6, 2026, by and among the Parent REIT and the parties named therein as purchasers from time to time.

“Junior Stock” shall have the meaning provided in the Articles Supplementary.

“Junior Units” shall have the meaning provided in Section 4.

“Net Operating Income” shall have the meaning provided in Section 11.

“Optional Conversion” shall have the meaning provided in the Articles Supplementary.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Participating Dividend” shall have the meaning provided in the Articles Supplementary.

“Participating Dividend Payment Date” shall have the meaning provided in the Articles Supplementary.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Record Date” shall have the meaning provided in the Articles Supplementary.

“Redemption Date” shall have the meaning provided in the Articles Supplementary.

“Redemption Price” shall have the meaning provided in the Articles Supplementary.

“Reference Property” shall have the meaning provided in Section 10(a).

“Reference Property Unit” shall have the meaning provided in Section 10(a).

“Regular Distribution Period” shall have the meaning provided in Section 5(a)(i).

“Regular Distributions” shall have the meaning provided in Section 5(a)(i).

“Regular Dividends” shall have the meaning provided in the Articles Supplementary.

“Series C Preferred Distribution Payment Date” means, with respect to any Series C Preferred Unit, each March 31, June 30, September 30, December 31 of each year, beginning on September 30, 2026.

“Series C Preferred Return” initially means six percent (6.00%) per annum; provided, however, if any Series C Preferred Unit remains outstanding on the date that is four (4) years after the last date on which the Series C Preferred Stock is issued pursuant to the terms of the Investment Agreement, such Series C Preferred Return shall be increased to eight percent (8.00%) per annum on such date and, on each one (1) year anniversary thereafter, be further increased by two percent (2.00%) per annum until such time as the Series C Preferred Return is twelve percent (12.00%).

“Series C Preferred Stock” shall have the meaning provided in the recital above.

“Series C Preferred Units” shall have the meaning provided in Section 1.

“Successor Person” shall have the meaning provided in Section 10(b).

3.             Maturity. The Series C Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.             Rank. The Series C Preferred Units will rank (a) senior to (i) all classes or series of Common Units and LTIP Units of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series C Preferred Units (together with the Common Units and the LTIP Units, the “Junior Units”) with respect to the payment of distributions and (ii) Junior Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up; (b) on parity with (i) the Series A Preferred Units, the Series B Preferred Units and any other class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series C Preferred Units (the “Parity Preferred Units”) with respect to the payment of distributions and (ii) Parity Preferred Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up; and (c) junior to (i) any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series C Preferred Units with respect to the payment of distributions and (ii) any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series C Preferred Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series C Preferred Units prior to conversion or exchange. The Series C Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5.              Distributions.

(a)           Regular Distributions.

(i)               Accumulation and Payment of Regular Distributions. Each outstanding Series C Preferred Unit will accumulate cumulative distributions (calculated in accordance with Section 5(a)(ii)) at a rate per annum equal to the Series C Preferred Return on the Base Liquidation Preference thereof, regardless of whether or not declared or funds are legally available for their payment (such distributions that accumulate on the Series C Preferred Units pursuant to this sentence, “Regular Distributions”). Subject to the other provisions of this Section 5, such Regular Distributions will be payable, when, as and if authorized by the General Partner, to the extent not prohibited by law, quarterly in arrears on each Series C Preferred Distribution Payment Date to the Parent REIT. If any accumulated Regular Distributions (or any portion thereof) on the Series C Preferred Units are not authorized and paid on the applicable Series C Preferred Distribution Payment Date (or, if such Series C Preferred Distribution Payment Date is not a Business Day, the next Business Day), then additional Regular Distributions (“Defaulted Regular Distributions”) will accumulate on the amount of any such unpaid Regular Distributions, compounded quarterly at the Series C Preferred Return, from, and including, such Series C Preferred Distribution Payment Date to, but excluding, the date such Regular Distributions, including all Defaulted Regular Distributions thereon, are paid in full. Regular Distributions on the Series C Preferred Units will accumulate from, and including, the last date to which Regular Distributions have been paid on any Series C Preferred Unit (or, if no Regular Distributions have been paid on such Series C Preferred Unit, from, and including, the Initial Issue Date of such Series C Preferred Unit) to, but excluding, the next Series C Preferred Distribution Payment Date (such period, the “Regular Distribution Period”).

(ii)              Computation of Accumulated Regular Distributions. The amount of Regular Distributions payable in respect of any Series C Preferred Unit for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. For each day on which Regular Distributions accumulate on any Series C Preferred Unit, such Regular Distributions will accumulate based on the Series C Preferred Return in effect as of immediately before the Close of Business on such day.

(iii)              Payment in Cash. Each Regular Distribution will be payable solely in cash.

(iv)             Priority of the Application of Regular Distribution Payments to Arrearages. Each payment of declared Regular Distributions on the Series C Preferred Units will be applied to the earliest Regular Distribution Period for which Regular Distributions have not yet been paid.

(b)           Participating Distributions.

(i)               If the Parent REIT is required to pay a Participating Dividend to holders of the Series C Preferred Stock pursuant to Section 5(b) of the Articles Supplementary, the Partnership will declare and make a distribution to the Parent REIT, as the sole owner of the Series C Preferred Units, in an amount and kind of assets (whether cash, securities, other property, or any combination of the foregoing) (a “Participating Distribution”) sufficient to enable the Parent REIT to pay such Participating Dividend to holders of the Parent REIT’s Series C Preferred Stock on or prior to the applicable Participating Dividend Payment Date.

(c)           Treatment of Distributions Upon Conversion or Upon a Redemption.

(i)                If any Series C Preferred Units are converted pursuant to Section 9 or redeemed pursuant to Section 7 on a date that is after the applicable record date for a declared Participating Dividend on the Series C Preferred Stock and on or before the related payment date for the Participating Dividend, then the Parent REIT will be entitled, notwithstanding such related conversion or redemption, as applicable, to a Participating Distribution on or prior to the related Participating Dividend Payment Date.

(ii)              Except as provided in Section 9, Regular Distributions on any Series C Preferred Units will cease to accumulate from and after the date of redemption or conversion, as applicable, for such Series C Preferred Unit, unless the Partnership defaults in the payment of the related Redemption Price or Conversion Consideration in respect of the corresponding shares of Series C Preferred Stock redeemed or converted, respectively.

(d)           Priority of Distributions; Limitations on Junior Payments.

(i)                Limitation on Distributions on Parity Preferred Units. If: (i) less than all accumulated and unpaid Regular Distributions (plus Defaulted Regular Distributions thereon) on the outstanding Series C Preferred Units for all prior completed Regular Distribution Periods have been declared and paid as of any Series C Preferred Distribution Payment Date; or (ii) the General Partner declares a Regular Distribution on the Series C Preferred Units that is less than the total amount of unpaid Regular Distributions (plus Defaulted Regular Distributions thereon) on the outstanding Series C Preferred Units that would accumulate to, but excluding, the Series C Preferred Distribution Payment Date following such declaration, then, until and unless all accumulated and unpaid Regular Distributions (plus Defaulted Regular Distributions thereon) on the outstanding Series C Preferred Units for all prior completed Regular Distribution Periods have been paid, no distributions may be declared or paid on any class or series of Parity Preferred Units unless Regular Distributions are simultaneously declared on the Series C Preferred Units on a pro rata basis, such that (A) the ratio of (x) the dollar amount of Regular Distributions so declared per Series C Preferred Unit to (y) the dollar amount of the total accumulated and unpaid Regular Distributions (plus Defaulted Regular Distributions thereon) per Series C Preferred Unit immediately before the payment of such Regular Distribution is no less than (B) the ratio of (x) the dollar amount of distributions so declared or paid per unit of such class or series of Parity Preferred Units to (y) the dollar amount of the total accumulated and unpaid distributions per unit of such class or series of Parity Preferred Units immediately before the payment of such distribution (which dollar amount in this clause (y) will, if distributions on such class or series of Parity Preferred Units are not cumulative, be the full amount of distributions per unit thereof in respect of the most recent distribution period thereof).

(ii)              Limitation on Certain Payments. Subject to the next sentence, if any Series C Preferred Units are outstanding, then no distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any Junior Units, and neither the Partnership nor any of its Subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any Junior Units, in each case unless all accumulated Regular Distributions (plus any Defaulted Regular Distributions thereon) on the Series C Preferred Units then outstanding for all prior completed Regular Distribution Periods, if any, have been paid in full. Notwithstanding anything to the contrary in the preceding sentence, the restrictions set forth in the preceding sentence will not apply to the following: (i) distributions on Junior Units that are payable solely in Junior Units or rights to purchase Junior Units, together with cash in lieu of any fractional unit; (ii) purchases, redemptions or other acquisitions of Junior Units in connection with any benefit or other incentive plan of the Parent REIT (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of Junior Units that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional Junior Units; and (z) purchases of Junior Units pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; (iii) purchases, or other payments in lieu of the issuance, of any fractional Junior Units in connection with the conversion, exercise or exchange of such Junior Units or of any securities convertible into, or exercisable or exchangeable for, Junior Units; (iv) (x) distributions of Junior Units or rights to acquire Junior Units, pursuant to a unitholder or stockholder rights plan or in connection with dividends of Junior Stock or rights to acquire Junior Stock, pursuant to a stockholder rights plan of the Parent REIT; and (y) the redemption or repurchase of such rights pursuant to such unitholder or stockholder rights plan; (v) the exchange, conversion or reclassification of Junior Units solely for or into other Junior Units, together with the payment, in connection therewith, of cash in lieu of any fractional Junior Unit; and (vi) redemptions or exchanges pursuant to the exercise of a Redemption Right pursuant to Section 8.04 of the Partnership Agreement. For the avoidance of doubt, this Section 5(d)(ii) will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any Junior Units.

6.             Liquidation Preference.

(a)           Generally. If the Partnership liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Partnership’s creditors or holders of any class or series of Preferred Units expressly designated as ranking senior to the Series C Preferred Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up, each Series C Preferred Unit will entitle the Parent REIT to receive payment for the greater of the amounts set forth in clause (a) and (b) below out of the Partnership’s assets or funds legally available for distribution to the holders of Partnership Interests, before any such assets or funds are distributed to, or set aside for the benefit of, any Junior Units: (a) the sum of: (i) the Base Liquidation Preference per Series C Preferred Unit; and (ii) all unpaid Regular Distributions (plus Defaulted Regular Distributions thereon) that will have accumulated on such Series C Preferred Unit to, but excluding, the date of such payment; and (b) the amount the Parent REIT would have received in respect of the number of Common Units that would be issuable upon conversion of such Series C Preferred Unit in connection with an Optional Conversion assuming the Conversion Date of such conversion occurs on the date of such payment. Upon payment of such amount set forth in this Section 6(a) in full on the outstanding Series C Preferred Units, the Parent REIT, solely in its capacity as the sole owner of the Series C Preferred Units, will have no rights to the Partnership’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all Series C Preferred Units and the corresponding amounts payable in respect of all outstanding Parity Preferred Units, if any, then, subject to the rights of any of the Partnership’s creditors or holders of any class or series of Preferred Units expressly designated as ranking senior to the Series C Preferred Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up, such assets or funds will be distributed ratably on the outstanding Series C Preferred Units and Parity Preferred Units in proportion to the full respective distributions to which such Partnership Interests would otherwise be entitled.

(b)          Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 6(a), the Partnership’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Partnership’s assets (other than a sale, lease or other transfer in connection with the Partnership’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Partnership’s liquidation, dissolution or winding up, even if, in connection therewith, the Series C Preferred Units are converted into, or is exchanged for, or represent solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

(c)           Liquidation Preference Calculation. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of Partnership Interests or otherwise, is permitted under the Act, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the Parent REIT (solely in its capacity as the sole holder of the Series C Preferred Units), whose preferential rights upon dissolution are superior to those receiving the distribution.

7.             Redemption.

(a)           In connection with the redemption by the Parent REIT of any shares of Series C Preferred Stock pursuant to the provisions of Section 7 of the Articles Supplementary, the Partnership shall provide cash to the Parent REIT for such purpose which shall be equal to the Redemption Price and one Series C Preferred Unit shall be concurrently redeemed with respect to each share of Series C Preferred Stock so redeemed by the Parent REIT on the Redemption Date. Once redeemed, a Series C Preferred Unit shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Unit shall cease.

8.              Voting Rights. Holders of the Series C Preferred Units will not have any voting rights except as provided in the Partnership Agreement or as required by applicable law.

9.             Conversion.

(a)           If any share of Series C Preferred Stock is converted into Common Stock pursuant to the provisions of Section 10 of the Articles Supplementary, then concurrently therewith, a Series C Preferred Unit held by the Parent REIT shall automatically be converted into an equivalent number of Common Units; provided, however, that if the holder of the converted share of Series C Preferred Stock receives cash in addition to or in lieu of Common Stock in connection with such conversion, then the Parent REIT, as the holder of the converted Series C Preferred Unit, shall be entitled to receive an equivalent amount of cash. In addition, if the Conversion Date for the conversion described in the first sentence of this paragraph is after a Record Date for a declared Regular Dividend on the Series C Preferred Stock and on or before the related Dividend Payment Date, then the corresponding Regular Distribution in respect of the converted Series C Preferred Unit will be paid to the Parent REIT notwithstanding such conversion. Once converted, a Series C Preferred Unit shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Unit shall cease.

10.           Effect of Common Unit Change Event.

(a)           Generally. If there occurs any: (a) recapitalization, reclassification or change of the Common Units, other than (x) changes solely resulting from a subdivision or combination of the Common Units or (y) stock splits and stock combinations that do not involve the issuance of any other series or class of securities; (b) consolidation, merger, combination or binding or statutory exchange of Partnership Interests involving the Partnership; (c) sale, lease or other transfer of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, to any Person; or (d) other similar event, and, as a result of which, the Common Units are converted into, or are exchanged for, or represent solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Unit Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one Common Unit would be entitled to receive on account of such Common Unit Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Amendment, from and after the effective time of such Common Unit Change Event, (I) the consideration due upon conversion of any Series C Preferred Units will be determined in the same manner as if each reference to any Common Units in this Section 10, or in any related definitions, were instead a reference to the same number of Reference Property Units; and (II) solely with respect to a conversion resulting from a conversion of Series C Preferred Stock pursuant to Section 10(c) of the Articles Supplementary, each reference to any number of Common Units in Section 9 will instead be deemed to be a reference to the same number of Reference Property Units. If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of election by the Limited Partners, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per Series C Preferred Unit, by the holders of Common Units.

(b)           Execution of Supplemental Instruments. On or before the date the Common Unit Change Event becomes effective, the Partnership and, if applicable, the resulting, surviving or transferee Person (if not the Partnership) of such Common Unit Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Partnership reasonably determines are necessary or desirable to give effect to such provisions, if any, as the Partnership reasonably determines are appropriate to preserve the economic interests of Parent REIT in its capacity as the sole holder of the Series C Preferred Units. If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Partnership reasonably determines are appropriate to preserve the economic interests of Parent REIT in its capacity as the sole holder of the Series C Preferred Units.

11.            Allocation of Profit and Loss.

Section 5.01(f) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01(f) is inserted in its place:

(f)            Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the Parent REIT until the aggregate amount of Net Operating Income allocated to the Parent REIT under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series A Preferred Return, Series B Preferred Return and Series C Preferred Return paid to the Parent REIT for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return, Series B Preferred Return and Series C Preferred Return with respect to the January Series A Preferred Distribution Payment Date, January Series B Preferred Distribution Payment Date and January Series C Preferred Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Distribution Payment Date, Series B Preferred Distribution Payment Date and Series C Preferred Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(h) hereof.

12.           Restriction on Ownership. The Series C Preferred Units shall be owned and held solely by the Parent REIT.

13.           No Pre-Emptive Rights. The Parent REIT will not, as the sole holder of Series C Preferred Units, have any preemptive rights to subscribe for or purchase any Partnership Interests.

14.           No Other Rights. The Parent REIT, solely in its capacity as the sole holder of the Series C Preferred Units, will have no rights, preferences or voting powers except as provided in the Partnership Agreement or as required by applicable law.

15.           Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

CHIRON REAL ESTATE GP LLC

By: CHIRON REAL ESTATE INC., its sole member

By:	/s/ Mark O. Decker, Jr.
Name: Mark O. Decker, Jr.
Title: Chief Executive Officer and President

[Signature Page to the Seventh Amendment to the
Agreement of Limited Partnership of Chiron Real Estate LP]